March 2020 Registration Statement No. 333-232144 Pricing Supplement dated March 4, 2020 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

PLUS Based on the Value of the Global X Robotics & Artificial Intelligence ETF due March 9, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Performance Leveraged Upside SecuritiesSM (the “PLUS”) will pay no interest and do not guarantee any return of principal at maturity. Instead, if the final underlier value is greater than the initial underlier value, at maturity investors will receive the stated principal amount plus the leveraged upside performance of the underlier, subject to the maximum payment at maturity. However, if the final underlier value is less than the initial underlier value, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than the stated principal amount and could be zero. The PLUS are for investors who seek an equity exchange-traded fund-based return and who are willing and able to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlier. Investors may lose their entire initial investment in the PLUS. The PLUS are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the PLUS, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the PLUS. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

FINAL TERMS
Issuer:	Barclays Bank PLC
Reference asset*:	Global X Robotics & Artificial Intelligence ETF (Bloomberg ticker symbol “BOTZ”) (the “underlier”)
Aggregate principal amount:	$1,500,000
Stated principal amount:	$10 per PLUS
Initial issue price:	$10 per PLUS (see “Commissions and initial issue price” below)
Pricing date:	March 4, 2020
Original issue date:	March 9, 2020
Valuation date†:	March 6, 2023
Maturity date*†:	March 9, 2023
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per PLUS determined as follows:

•   If the final underlier value is greater than the initial underlier value:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

•   If the final underlier value is less than or equal to the initial underlier value:

$10 × underlier performance factor

This amount will be less than or equal to the stated principal amount of $10 and could be zero. Investors may lose their entire initial investment in the PLUS. Any payment on the PLUS, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the PLUS, by acquiring the PLUS, each holder and beneficial owner of the PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Maximum payment at maturity:	$13.00 per PLUS (130.00% of the stated principal amount)
Leveraged upside payment:	$10 × leverage factor × underlier return
Leverage factor:	300%
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value*:	$20.97, which is the closing price of the underlier on the pricing date
Final underlier value*:	The closing price of the underlier on the valuation date
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per PLUS	$10	$10	$0.20(2) $0.05(3)	$9.75
Total	$1,500,000	$1,500,000	$37,500	$1,462,500

(1)	Our estimated value of the PLUS on the pricing date, based on our internal pricing models, is $9.307 per PLUS. The estimated value is less than the initial issue price of the PLUS. See “Additional Information Regarding Our Estimated Value of the PLUS” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the PLUS and hold such PLUS for investment for a period of at least 30 days. Accordingly, the total principal amount of the PLUS may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of PLUS available for secondary trading and, therefore, could adversely affect the price of the PLUS in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 12 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The PLUS will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the PLUS. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the PLUS after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The PLUS constitute our unsecured and unsubordinated obligations. The PLUS are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated August 1, 2019	Prospectus Supplement dated August 1, 2019

PLUS Based on the Value of the Global X Robotics & Artificial Intelligence ETF due March 9, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Closing price*:	Closing price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06747F283 / US06747F2838
Listing:	The PLUS will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)

*	If the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, the calculation agent may select a successor fund or, if no successor fund is available, may accelerate the maturity date. In addition, in the case of certain events related to the underlier, the calculation agent may adjust any variable, including but not limited to, the underlier, initial underlier value, final underlier value and closing price of the underlier if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the underlier. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.
†	The valuation date may be postponed if the valuation date is not a scheduled trading day or if a market disruption event occurs on the valuation date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.
Barclays Capital Inc.

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PLUS Based on the Value of the Global X Robotics & Artificial Intelligence ETF due March 9, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the PLUS

You should read this document together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which the PLUS are a part. This document, together with the documents listed below, contains the terms of the PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

▪	Prospectus supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

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PLUS Based on the Value of the Global X Robotics & Artificial Intelligence ETF due March 9, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the PLUS might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the PLUS on the pricing date is less than the initial issue price of the PLUS. The difference between the initial issue price of the PLUS and our estimated value of the PLUS results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost that we may incur in hedging our obligations under the PLUS, and estimated development and other costs that we may incur in connection with the PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the PLUS and other costs in connection with the PLUS that we will no longer expect to incur over the term of the PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the PLUS and/or any agreement we may have with the distributors of the PLUS. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 12 of this document.

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PLUS Based on the Value of the Global X Robotics & Artificial Intelligence ETF due March 9, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder or beneficial owner of the PLUS, by acquiring the PLUS, each holder and beneficial owner of the PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the PLUS; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the PLUS into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the PLUS such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the PLUS, or amendment of the amount of interest or any other amounts due on the PLUS, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the PLUS solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the PLUS further acknowledges and agrees that the rights of the holders or beneficial owners of the PLUS are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the PLUS may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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PLUS Based on the Value of the Global X Robotics & Artificial Intelligence ETF due March 9, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Value of the Global X Robotics & Artificial Intelligence ETF due March 9, 2023 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a certain range of positive performance of the underlier

▪	To enhance returns and potentially outperform the underlier in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

If the final underlier value is less than the initial underlier value, the PLUS are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately 3 years
Leverage factor:	300%
Maximum payment at maturity:	$13.00 per PLUS (130.00% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Interest:	None

Key Investment Rationale

The PLUS are for investors who seek an equity exchange-traded fund-based return and who are willing and able to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlier. Investors may lose their entire initial investment in the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlier relative to a direct investment in the underlier.
Upside Scenario	The final underlier value is greater than the initial underlier value. In this case, at maturity, the PLUS pay the stated principal amount of $10 plus a return equal to 300% of the underlier return, subject to the maximum payment at maturity of $13.00 per PLUS (130.00% of the stated principal amount).
Par Scenario	The final underlier value is equal to the initial underlier value. In this case, at maturity, the PLUS pay the stated principal amount of $10 per PLUS.
Downside Scenario	The final underlier value is less than the initial underlier value. In this case, at maturity, the PLUS pay less than the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease from the initial underlier value to the final underlier value. For example, if the final underlier value is 55% less than the initial underlier value, the PLUS will pay $4.50 per PLUS, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. There is no minimum payment at maturity on the PLUS. Accordingly, investors could lose their entire investment in the PLUS.

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PLUS Based on the Value of the Global X Robotics & Artificial Intelligence ETF due March 9, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Selected Purchase Considerations

The PLUS are not suitable for all investors. The PLUS may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value will be greater than the initial underlier value, and you are willing and able to accept the risk that, if the final underlier value is less than the initial underlier value, you will lose some, and possibly all, of the stated principal amount of the PLUS.

▪	You understand and accept that any potential return on the PLUS is limited by the maximum payment at maturity.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the underlier or the securities held by the underlier, nor will you have any voting rights with respect to the underlier or the securities held by the underlier.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the PLUS to maturity.

▪	You are willing and able to assume our credit risk for all payments on the PLUS.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The PLUS may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value will be less than the initial underlier value, or you are unwilling or unable to accept the risk that, if it is, you will lose some, and possibly all, of the stated principal amount of the PLUS.

▪	You seek an investment with uncapped exposure to any positive performance of the underlier.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the underlier or the securities held by the underlier.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the PLUS to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the PLUS.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the PLUS. You should reach a decision whether to invest in the PLUS after carefully considering, with your advisors, the suitability of the PLUS in light of your investment objectives and the specific information set forth in this document, the prospectus and the prospectus supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the PLUS for investment.

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PLUS Based on the Value of the Global X Robotics & Artificial Intelligence ETF due March 9, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$13.00 per PLUS (130.00% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the PLUS.

PLUS Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the $10 stated principal amount plus 300% of the appreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum payment at maturity. Under the terms of the PLUS, investors will realize the maximum payment at maturity at a final underlier value of approximately 110.00% of the initial underlier value.

▪	For example, if the underlier appreciates by 3%, at maturity investors would receive a 9% return, or $10.90 per PLUS.

▪	If the underlier appreciates by 50%, investors would receive only the maximum payment at maturity of $13.00 per PLUS, or 130.00% of the stated principal amount.

▪	Par Scenario. If the final underlier value is equal to the initial underlier value, at maturity investors will receive the stated principal amount of $10 per PLUS.

▪	Downside Scenario. If the final underlier value is less than the initial underlier value, at maturity investors will receive an amount that is less than the $10 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the underlier. Investors may lose their entire initial investment in the PLUS.

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PLUS Based on the Value of the Global X Robotics & Artificial Intelligence ETF due March 9, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	For example, if the underlier depreciates by 50%, investors would lose 50% of their principal and receive only $5.00 per PLUS at maturity, or 50% of the stated principal amount.

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PLUS Based on the Value of the Global X Robotics & Artificial Intelligence ETF due March 9, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

What Is the Total Return on the PLUS at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the PLUS. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume a hypothetical initial underlier value of $100.00 and reflect the maximum payment at maturity of $13.00 per PLUS (130.00% of the stated principal amount) and the leverage factor of 300%. The hypothetical initial underlier value of $100.00 has been chosen for illustrative purposes only and does not represent the actual initial underlier value. Please see “Global X Robotics & Artificial Intelligence ETF Overview” below for recent actual values of the underlier. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the PLUS.

Final Underlier Value	Underlier Return	Underlier Performance Factor	Payment at Maturity	Total Return on PLUS
$150.00	50.00%	N/A	$13.00	30.00%
$140.00	40.00%	N/A	$13.00	30.00%
$130.00	30.00%	N/A	$13.00	30.00%
$120.00	20.00%	N/A	$13.00	30.00%
$110.00	10.00%	N/A	$13.00	30.00%
$105.00	5.00%	N/A	$11.50	15.00%
$102.50	2.50%	N/A	$10.75	7.50%
$101.00	1.00%	N/A	$10.30	3.00%
$100.00	0.00%	100.00%	$10.00	0.00%
$90.00	-10.00%	90.00%	$9.00	-10.00%
$80.00	-20.00%	80.00%	$8.00	-20.00%
$70.00	-30.00%	70.00%	$7.00	-30.00%
$60.00	-40.00%	60.00%	$6.00	-40.00%
$50.00	-50.00%	50.00%	$5.00	-50.00%
$40.00	-60.00%	40.00%	$4.00	-60.00%
$30.00	-70.00%	30.00%	$3.00	-70.00%
$20.00	-80.00%	20.00%	$2.00	-80.00%
$10.00	-90.00%	10.00%	$1.00	-90.00%
$0.00	-100.00%	0.00%	$0.00	-100.00%

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PLUS Based on the Value of the Global X Robotics & Artificial Intelligence ETF due March 9, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $150.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × underlier return) and (b) $13.00

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = ($150.00 – $100.00) / $100.00 = 50.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 300% × 50.00%) = $15.00

Because $10 plus the leveraged upside payment of $15.00 is greater than the maximum payment at maturity, the payment at maturity is equal to the maximum payment at maturity of $13.00 per PLUS, representing a total return of 30.00% on the PLUS.

Example 2: The value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $101.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × underlier return) and (b) $13.00

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = ($101.00 – $100.00) / $100.00 = 1.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 300% × 1.00%) = $0.30

Because $10 plus the leveraged upside payment of $0.30 is less than the maximum payment at maturity, the payment at maturity is equal to $10.30 per PLUS, representing a total return of 3.00% on the PLUS.

Example 3: The value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $50.00.

Because the final underlier value is less than the initial underlier value, the payment at maturity is equal to $5.00 per PLUS, calculated as follows:

($10 × underlier performance factor)

= $10 × (final underlier value / initial underlier value)

= $10 × ($50.00 / $100.00) = $5.00

The total return on the PLUS is -50.00%.

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PLUS Based on the Value of the Global X Robotics & Artificial Intelligence ETF due March 9, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

An investment in the PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS. Investing in the PLUS is not equivalent to investing directly in the underlier or any of the securities held by the underlier or composing the index tracked by the underlier (the “tracked index”). Some of the risks that apply to an investment in the PLUS are summarized below, but we urge you to read the more detailed explanation of risks relating to the PLUS generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the PLUS unless you understand and can bear the risks of investing in the PLUS.

▪	The PLUS do not pay interest or guarantee the return of any principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. Instead, if the final underlier value is less than the initial underlier value, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by a percentage equal to the percentage decrease from the initial underlier value to the final underlier value. There is no minimum payment at maturity on the PLUS and, accordingly, you could lose your entire initial investment in the PLUS.

▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $13.00 per PLUS (130.00% of the stated principal amount). Although the leverage factor provides 300% exposure to any increase in the final underlier value as compared to the initial underlier value, because the payment at maturity will be limited to 130.00% of the stated principal amount for the PLUS, any increase in the final underlier value as compared to the initial underlier value by more than approximately 10.00% of the initial underlier value will not further increase the return on the PLUS.

▪	Credit of issuer. The PLUS are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the PLUS.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the PLUS, by acquiring the PLUS, each holder and beneficial owner of the PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the PLUS losing all or a part of the value of your investment in the PLUS or receiving a different security from the PLUS, which may be worth significantly less than the PLUS and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the PLUS. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the PLUS will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the PLUS. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

▪	Owning the PLUS is not equivalent to owning the underlier, the securities held by the underlier or the securities composing the tracked index. The return on your PLUS may not reflect the return you would realize if you actually owned the underlier, the securities held by the underlier or the securities composing the tracked index. For example, as a holder of the PLUS, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlier, the securities held by the underlier or the securities composing the tracked index.

▪	The PLUS will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because other dealers are not likely to make a secondary market for the PLUS, the price, if any, at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the PLUS. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the PLUS. The PLUS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your PLUS to maturity.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The final underlier value is not based on the value of the underlier at any time other than the valuation date. The final underlier value will be based solely on the closing price of the underlier on the valuation date and the payment at maturity will be based solely on the final underlier value as compared to the initial underlier value. Therefore, if the value of the underlier has declined as of the valuation date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the final underlier value been determined at a time prior to such decline or after the value of the underlier has recovered. Although the value of the underlier on the maturity date or at other times during the term of your PLUS may be higher than the closing price of the underlier on the valuation date, you will not benefit from the value of the underlier at any time other than on the valuation date.

▪	Certain features of exchange-traded funds will impact the value of the PLUS. The performance of the underlier will not fully replicate the performance of the tracked index, and the underlier may hold securities or other assets not included in the tracked index. The value of the underlier is subject to:

o	Management risk. This is the risk that the investment strategy for the underlier, the implementation of which is subject to a number of constraints, may not produce the intended results. The underlier’s investment adviser may have the right to use a portion of the underlier’s assets to invest in shares of equity securities that are not included in the tracked index. The underlier is not actively managed, and the underlier’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. The underlier may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the underlier’s losses may be greater than if the underlier invested only in conventional securities.

o	Transaction costs and fees. Unlike the tracked index, the underlier will reflect transaction costs and fees that will reduce its performance relative to the tracked index.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the factors described above. In addition, the underlier may diverge significantly from the performance of the tracked index due to differences in trading hours between the underlier and the securities composing the tracked index or other circumstances. During periods of market volatility, the component securities held by the underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlier. As a result, under these circumstances, the market value of the underlier may vary substantially from the net asset value per share of the underlier. Because the PLUS are linked to the performance of the underlier and not the tracked index, the return on your PLUS may be less than that of an alternative investment linked directly to the tracked index.

▪	Adjustments to the underlier or to its tracked index could adversely affect the value of the PLUS or result in the PLUS being accelerated. The investment adviser of the underlier may add, delete or substitute the component securities held by the underlier or make changes to its investment strategy, and the sponsor of the tracked index may add, delete, substitute or adjust the securities composing the tracked index or make other methodological changes to the tracked index that could affect its performance. In addition, if the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, the calculation agent may select a successor fund that the calculation agent determines to be comparable to the underlier or, if no successor fund is available, the Maturity Date of the PLUS will be accelerated for a payment determined by the calculation agent. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the PLUS. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the PLUS if they were not accelerated. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

▪	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments. The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the PLUS upon the occurrence of certain events that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier. However, the calculation agent might not make such adjustments in response to all events that could affect the shares of the underlier. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the PLUS. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

▪	The equity securities held by the underlier are limited to those issued by robotics and artificial intelligence companies concentrated in the industrials and information technology sectors. Each of the equity securities held by the underlier has been issued by a company focused on robotics and artificial intelligence whose business is associated with the industrials and information technology sectors. Because the value of the PLUS is determined by the performance of the underlier, an investment in

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the PLUS will expose investors to risks related to robotics and artificial intelligence companies and risks related to concentration in the industrials and information technology sectors. As a result, the value of the PLUS may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these particular companies or either sector than a different investment linked to securities of a more broadly diversified group of issuers.

▪	There is no assurance that the strategy employed by the tracked index will be successful. The underlier seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the tracked index. The tracked index is designed to provide exposure to exchange-listed companies in developed markets, as defined by Indxx, LLC (“Indxx”), that are involved in the development of robotics and/or artificial intelligence, including companies involved in industrial robotics and automation, non-industrial robots, artificial intelligence and unmanned vehicles. There is, however, no assurance that the tracked index will outperform any other index or strategy that is designed to provide exposure to the development of robotics and/or artificial intelligence selected using other criteria. It is possible that the stock selection and weighting methodology of the tracked index will adversely affect the return of the underlier and, consequently, the value of the PLUS.

▪	There are risks associated with investments in securities, such as the PLUS, linked to the value of non-U.S. equity securities. Some of the component securities held by the underlier are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the PLUS, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The price of the underlier is subject to currency exchange risk with respect to the U.S. dollar and the non-U.S. currencies represented in the underlier. Because the price of the underlier is related to the U.S. dollar value of the component securities held by the underlier, the price of the underlier will be exposed to the currency exchange rate risk with respect to each of the non-U.S. currencies in which the component securities held by the underlier trade. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the component securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the price of the underlier will be adversely affected and any payments on the PLUS may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments between the countries represented in the underlier and the United States; and

o	the extent of governmental surpluses or deficits in the countries represented in the underlier and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the underlier, the United States and other countries important to international trade and finance.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and, therefore, the value at or above which the underlier must close on the valuation date so that the investor does not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the PLUS in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the PLUS more than any other single factor, other factors that may influence the value of the PLUS include:

o	the volatility (frequency and magnitude of changes in value) of the underlier and the securities held by the underlier;

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o	dividend rates on the underlier and on the securities held by the underlier;

o	interest and yield rates in the market;

o	time remaining until the PLUS mature;

o	supply and demand for the PLUS;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities held by the underlier and that may affect the final underlier value;

o	the exchange rates relative to the U.S. dollar with respect to each of the non-U.S. currencies in which the securities held by the underlier trade; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Global X Robotics & Artificial Intelligence ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	The estimated value of your PLUS is lower than the initial issue price of your PLUS. The estimated value of your PLUS on the pricing date is lower than the initial issue price of your PLUS. The difference between the initial issue price of your PLUS and the estimated value of the PLUS is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost that we may incur in hedging our obligations under the PLUS, and estimated development and other costs that we may incur in connection with the PLUS.

▪	The estimated value of your PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of PLUS in the secondary market. As a result, the secondary market price of your PLUS may be materially different from the estimated value of the PLUS determined by reference to our internal pricing models.

▪	The estimated value of your PLUS is not a prediction of the prices at which you may sell your PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your PLUS and may be lower than the estimated value of your PLUS. The estimated value of the PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the PLUS. Further, as secondary market prices of your PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the PLUS, secondary market prices of your PLUS will likely be lower than the initial issue price of your PLUS. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market (if Barclays Capital Inc. makes a market in the PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the PLUS on the pricing date, as well as the secondary market value of the PLUS, for a temporary period after the initial issue date of the PLUS. The price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your PLUS.

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▪	We and our affiliates, and any dealer participating in the distribution of the PLUS, may engage in various activities or make determinations that could materially affect your PLUS in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the PLUS, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the PLUS.

In connection with our normal business activities and in connection with hedging our obligations under the PLUS, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the PLUS. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the PLUS into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the PLUS.

In addition, the role played by Barclays Capital Inc., as the agent for the PLUS, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the PLUS. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the PLUS and such compensation or financial benefit may serve as an incentive to sell the PLUS instead of other investments. Furthermore, we and our affiliates establish the offering price of the PLUS for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the PLUS or any of its affiliates conducts hedging activities for us in connection with the PLUS, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the PLUS to you. This additional projected profit may create a further incentive for the participating dealer to sell the PLUS to you.

In addition to the activities described above, we will also act as the calculation agent for the PLUS. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the PLUS. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the underlier is to be determined; if the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining whether to accelerate the maturity date; and determining whether to adjust any variable described herein in the case of certain events related to the underlier that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the PLUS, and any of these determinations may adversely affect any payments on the PLUS.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the treatment of the PLUS as prepaid forward contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the PLUS, the tax consequences of the ownership and disposition of the PLUS could be materially and adversely affected.

Even if the treatment of the PLUS is respected, the IRS may assert that the PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the PLUS (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Global X Robotics & Artificial Intelligence ETF Overview

We have derived all information contained in this document regarding the underlier from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by Global X Funds® (the “Global X Trust”) and Global X Management Company LLC (“Global X Management”). The underlier is an investment portfolio managed by Global X Management, the investment adviser to the underlier. The underlier is an exchange-traded fund that trades on The Nasdaq Stock Market under the ticker symbol “BOTZ.”

The underlier seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Indxx Global Robotics & Artificial Intelligence Thematic Index (the “tracked index”). The Indxx Global Robotics & Artificial Intelligence Thematic Index is designed to provide exposure to exchange-listed companies in developed markets, as defined by Indxx, that are involved in the development of robotics and/or artificial intelligence, including companies involved in industrial robotics and automation, non-industrial robots, artificial intelligence and unmanned vehicles. For more information about the Indxx Global Robotics & Artificial Intelligence Thematic Index, see “Annex—The Indxx Global Robotics & Artificial Intelligence Thematic Index” below.

Global X Management uses a “passive” or indexing approach to try to achieve the underlier’s investment objective. Unlike many investment companies, the underlier does not try to outperform the tracked index and does not seek temporary defensive positions when markets decline or appear overvalued. The underlier generally will use a replication strategy. A replication strategy is an indexing strategy that involves investing in the securities of the tracked index in approximately the same proportions as in the tracked index. However, the underlier may utilize a representative sampling strategy with respect to the tracked index when a replication strategy might be detrimental or disadvantageous to shareholders, such as when there are practical difficulties or substantial costs involved in compiling a portfolio of equity securities to replicate the tracked index, in instances in which a security in the tracked becomes temporarily illiquid, unavailable or less liquid, or as a result of legal restrictions or limitations (such as tax diversification requirements) that apply to the underlier but not the tracked index.

Tracking error is the divergence of the underlier’s performance from that of the tracked index. Tracking error may occur because of differences between the securities and other instruments held in the underlier’s portfolio and those included in the tracked index, pricing differences (including differences between a security’s price at the local market close and the underlier’s valuation of a security at the time of calculation of the underlier’s net asset value), differences in transaction costs, the underlier’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the tracked index or the costs to the underlier of complying with various new or existing regulatory requirements. This risk may be heightened during times of increased market volatility or other unusual market conditions. Tracking error also may result because the underlier incurs fees and expenses, while the tracked index does not.

The Global X Trust is a registered investment company that consists of a separate investment portfolio for the underlier. Information provided to or filed with the SEC by the Global X Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-151713 and 811-22209, respectively, through the SEC’s website at http://www.sec.gov.

Information about the underlier as of market close on March 4, 2020:

Bloomberg Ticker Symbol:	BOTZ	52 Week High:	$23.06
Current Closing Price:	$20.97	52 Week Low:	$18.02
52 Weeks Ago (3/6/2019):	$19.52

The following table sets forth the published high, low and period-end closing prices of the underlier for each quarter for the period of September 13, 2016 through March 4, 2020. The associated graph shows the closing prices of the underlier for each day in the same period. The underlier began trading on The Nasdaq Stock Market on September 13, 2016 and therefore has limited performance history. The closing price of the underlier on March 4, 2020 was $20.97. We obtained the closing prices of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the PLUS, including on the valuation date. We cannot give you assurance that the performance of the underlier will not result in a loss on your initial investment. The closing prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

Global X Robotics & Artificial Intelligence ETF	High	Low	Period End
2016
Third Quarter (commencing on September 13, 2016)*	$15.38	$14.73	$15.27
Fourth Quarter	$15.43	$14.80	$15.00

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Global X Robotics & Artificial Intelligence ETF	High	Low	Period End
2017
First Quarter	$17.43	$15.10	$17.36
Second Quarter	$19.16	$16.92	$18.66
Third Quarter	$21.86	$18.47	$21.75
Fourth Quarter	$24.89	$21.92	$23.70
2018
First Quarter	$27.38	$23.36	$24.19
Second Quarter	$24.47	$21.96	$22.01
Third Quarter	$23.08	$21.55	$22.88
Fourth Quarter	$23.10	$16.06	$16.74
2019
First Quarter	$20.15	$16.37	$20.08
Second Quarter	$21.77	$18.71	$20.75
Third Quarter	$21.10	$18.02	$20.02
Fourth Quarter	$22.33	$19.24	$21.87
2020
First Quarter (through March 4, 2020)	$23.06	$19.96	$20.97

* The underlier commenced trading on The Nasdaq Stock Market on September 13, 2016 and therefore has limited historical performance. For this reason, available information for the third quarter of 2016 includes data for the period from September 13, 2016 through September 30, 2016. Accordingly, the “High,” “Low” and “Period End” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

Underlier Historical Performance— September 13, 2016 to March 4, 2020

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the PLUS

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 PLUS
Tax considerations:

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, upon a sale or exchange of the PLUS (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the PLUS, which should equal the amount you paid to acquire the PLUS. Subject to the application of the constructive ownership rules, any gain or loss recognized on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the original issue price. The PLUS could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the PLUS described above, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the PLUS do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the PLUS with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC

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Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on the underlier or the tracked index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the PLUS or any amounts payable on your PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Validity of the PLUS:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the PLUS offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such PLUS will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 14, 2019, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 14, 2019, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 14, 2019, which has been filed as an exhibit to the report on Form 6-K referred to above.

This document represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each PLUS they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each PLUS, in each case as specified on the cover page of this document.

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Annex

The Indxx Global Robotics & Artificial Intelligence Thematic Index

All information contained in this document regarding the Indxx Global Robotics & Artificial Intelligence Thematic Index (the “Global Robotics & AI Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Indxx, LLC (“Indxx”). The Global Robotics & AI Index is calculated, maintained and published by Indxx. Indxx has no obligation to continue to publish, and may discontinue publication of, the Global Robotics & AI Index.

The Global Robotics & AI Index is designed to provide exposure to exchange-listed companies in developed markets, as defined by Indxx, that are involved in the development of robotics and/or artificial intelligence (“AI”), including companies involved in industrial robotics and automation, non-industrial robots, AI and unmanned vehicles (collectively, “Robotics & AI Companies”), as defined by Indxx.

Eligible Universe of the Global Robotics & AI Index

Initial Universe

To be eligible for inclusion in the Global Robotics & AI Index, companies must first be eligible for inclusion in the “Initial Universe” of such index. The Initial Universe of the Global Robotics & AI Index includes among the most liquid and investable companies in accordance with the standard market capitalization and liquidity criteria associated with developed markets, as defined by Indxx. As of July 2018, companies from the following countries were eligible for inclusion in the Initial Universe of the Global Robotics & AI Index: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Luxembourg, the Netherlands, New Zealand, Norway, Portugal, Singapore, South Korea, Spain, Sweden, Switzerland, Taiwan, the United Kingdom and the United States.

As of February 2020, companies must have a minimum market capitalization of $300 million, a minimum average daily turnover for the last 6 months greater than or equal to $2 million and must have traded on 90% of the eligible trading days in the last 6 months in order to be eligible for inclusion in the Initial Universe of the Global Robotics & AI Index. In case a company does not have a trading history of 6 months due to its recent initial public offering (“IPO”), such company must have started trading at least 3 months before the start of the Global Robotics & AI Index’s annual reconstitution/ rebalancing process and should have traded on 90% of the eligible trading days for the past 3 months.

Criteria Applied to the Initial Universe

The companies in the Initial Universe must then satisfy the following criteria:

▪	Free Float. All companies must have a minimum free float equivalent to 10% of shares outstanding.

▪	Maximum Price. Companies trading at a price of $10,000 or above are ineligible for inclusion in the Global Robotics & AI Index. This rule does not apply to existing constituents of the Global Robotics & AI Index.

▪	Security Type. The following security types are eligible for inclusion: common stock; American depositary receipts (“ADRs”) and global depositary receipts.

▪	Share Classes. The existing share class/listing in the Initial Universe is retained if it satisfies all the eligibility criteria of the Global Robotics & AI Index. If an ADR of the company exists, it is given preference over all other share classes. The most liquid share class/listing is considered for inclusion.

Companies in the Initial Universe that satisfy the criteria discussed above form the “Eligible Universe” of the Global Robotics & AI Index.

Identification of Robotics & AI Companies within the Eligible Universe

From the Eligible Universe, Indxx identifies Robotics & AI Companies by applying a proprietary analysis that consists of two primary components: sub-theme identification and company analysis. As part of the sub-theme identification process, Indxx analyzes industry reports, investment research and consumer data related to the robotics and AI industry in order to establish the sub-themes that are expected to provide the most exposure to the growth of the robotics and AI industry. As of February 2020, Indxx has identified the following four robotics and AI sub-themes:

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SUB-THEME	DESCRIPTION
Industrial Robots and Automation	These are companies that provide robots and robotic automation products and services with a focus on industrial applications.
Unmanned Vehicles and Drones	These are companies that are involved in the development and production of unmanned vehicles (including hardware and software for autonomous cars), drones and robots for both military and consumer markets.
Non-Industrial Robotics	These are companies that are involved in developing robots and AI that are used for non-industrial applications, including but not limited to agriculture, healthcare, consumer applications and entertainment.
Artificial Intelligence	These are companies that develop or directly deliver AI in the form of products, software, or systems. These companies should sell AI and not utilize/leverage it to enhance their products.

In order to be included in the Global Robotics & AI Index, a company must be identified as having significant exposure to one of these robotics and AI sub-themes, as determined by Indxx. In the second step of the process, companies are analyzed based on two primary criteria: revenue exposure and primary business operations. A company is deemed to have significant exposure to one of the robotics and AI sub-themes, and it accordingly constitutes a “Pure Play Robotics & AI Company,” if (i) it derives a significant portion (greater than 50%) of its revenue from one of the robotics and AI sub-themes or (ii) it has stated its primary business to be in products and services focused on one of the robotics and AI sub-themes, as determined by Indxx. Companies that have demonstrated these industries/segments to be growth focus areas through internal research and development investments, joint ventures, partnerships and/or acquisitions are also deemed to have significant exposure to one of the robotics and AI sub-themes, as determined by Indxx.

Selecting Constituents from the Eligible Universe’s Robotics & AI Companies

The Pure Play Robotics & AI Companies with the highest market capitalization will form the Global Robotics & AI Index. The Global Robotics & AI Index is capped at 100 companies. If fewer than 100 companies qualify as Robotics & AI Companies, all of these companies would be a part of the Global Robotics & AI Index. If fewer than 30 companies qualify as Robotics & AI Companies, the index committee would consider a secondary list of companies with diversified revenue streams that (1) have a distinct business unit focused on robotics or AI and (2) have a core competency that is expected to augment the adoption of robotics or AI for inclusion until the count reaches 30.

Index Calculation and Weighting

The Global Robotics & AI Index is calculated by means of the divisor methodology. The Global Robotics & AI Index is weighted as follows:

▪	Components are weighted based on their security-level market capitalization.

▪	The Global Robotics & AI Index is modified market-capitalization-weighted at the time of reconstitution. A single component weight cap of 8% and single component floor of 0.3% is applied.

▪	The aggregate weight of all the components with a weight greater than 5% is capped at 40%. All remaining components are capped at 4.5%.

▪	Additions to and/or deletions from the Global Robotics & AI Index shall be weighted as per the rules above. The difference in the weights (from additions/deletions) shall be proportionately adjusted (added/removed) among the remaining constituents based on their security-level market capitalization.

Index Maintenance

Buffer Rules

To reduce turnover, the following buffer rules apply:

▪	Market Capitalization. A constituent shall continue to be included in the Initial Universe if its market capitalization is greater than or equal to 80% of the previously defined market capitalization minimum. To illustrate, if an existing index member meets all other selection criteria but does not meet the market capitalization criteria up to a deviation of 20%, then it will be retained in the Initial Universe.

▪	Liquidity. A constituent shall continue to be included in the Initial Universe if its 6-month average daily turnover is greater than or equal to 70% of the previously defined liquidity minimum. To illustrate, if an existing index member meets all other selection criteria but does not meet the liquidity criteria up to a deviation of 30%, then it will be retained in the Initial Universe.

▪	Continued Representation in the Global Robotics & AI Index. Additionally, an existing index constituent shall continue to remain in the Global Robotics & AI Index if it is part of the top 120 companies by market capitalization, even if it is not part of the top 100 constituents.

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Reconstitution, Rebalancing and Reviews

The Global Robotics & AI Index follows an annual reconstitution and rebalancing schedule. The new portfolio of index constituents becomes effective at the close of trading on the last trading day of June each year (the “Effective Day”). Weights are calculated at the close of the seventh trading day prior (six trading day prior) to the Effective Day. To capture IPOs and changes in the structure of a company’s business due to corporate actions, the composition of the Global Robotics & AI Index is reviewed on a semi-annual basis.

Corporate Actions

Corporate actions (such as stock splits, special dividends, spin-offs and rights offerings) are applied to the Global Robotics & AI Index on the ex-date or earlier as decided by the index committee.

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